EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-65285 of HEICO Corporation on Form S-3 of our report dated December 24, 1997, except for the matter described in the fourth paragraph of Note 13, as to which the date is January 27, 1998, appearing in and incorporated by reference in the Annual Report on Form 10-K/A, Amendment No. 1, of HEICO Corporation for the year ended October 31, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.



/s/ Deloitte & Touche LLP

Certified Public Accountants

Miami, Florida
November 6, 1998